Ohr Pharmaceutical, Inc. S-4

Exhibit 21.1

List of Subsidiaries of Ohr Pharmaceutical. Inc.

1.        OhrOpco, Inc. (incorporated in Delaware)

2.        OhrPharma, LLC (organized in Delaware)